                                                                     Exhibit 4.2



NationsBank                             Tel 305 533-2418
Corporate Finance                       Fax 305 533-2437
100 Southeast 2nd Street
14th Floor, FL7-950-14-02
Miami, FL 33131

NATIONSBANK

April 1, 1998

Mr. Patrick Hogan
Chief Financial Officer
Correctional Properties Trust
4200 Wackenhut Drive
Palm Beach Gardens, Florida  33410

Re:      $ 100 Million Senior Credit Facility

Gentlemen:

NationsBank, N.A. ("NationsBank") is pleased to offer to be the Administrative Agent (in such capacity, the "Agent") for a $100,000,000 Senior Credit Facility to Correctional Properties Trust (the "Borrower") and to commitment to underwrite the entire amount of the Senior Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Annex I (the "Term Sheet"). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet. NationsBanc Montgomery Securities LLC ("NMS") is pleased to advise you of its commitment, as Arranger for the Senior Credit Facility, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facility.

The commitments of NationsBank and NMS hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NMS in their sole discretion:

         (a) each of the terms and conditions set forth herein;

         (b) each of the terms and conditions set forth in the Term Sheet;

         (c) execution of a fee letter among the Borrower, NationsBank and NMS prior to or concurrently with the acceptance of this letter by the Borrower;

         (d) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility consistent with the Term Sheet and otherwise satisfactory to NationsBank and NMS; and

         (e) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NMS in their sole discretion.

NationsBank will act as Agent for the Senior Credit Facility and NMS will act as Arranger for the Senior Credit Facility. No additional agents will be appointed without the prior approval of NationsBank and NMS.



                                  Member FDIC

CORRECTIONAL PROPERTIES TRUST
COMMITMENT LETTER
PAGE 2

Furthermore, the commitments of NationsBank and NMS hereunder are based upon the financial and other information regarding the Borrower and its subsidiaries previously provided to NationsBank and NMS and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NMS, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole. If the continuing review by NationsBank and NMS of the Borrower discloses information relating to conditions or events not previously disclosed to NationsBank and NMS or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NMS which NationsBank and NMS in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower and its subsidiaries taken as a whole, NationsBank and NMS may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the Senior Credit Facility.

You agree to actively assist NationsBank and NMS in achieving a syndication of the Senior Credit Facility that is satisfactory to NationsBank, NMS and you. In the event that such syndication can not be achieved in a manner satisfactory to NationsBank and NMS under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NMS in developing an alternative structure that will permit a satisfactory syndication of the Senior Credit Facility. Syndication of the Senior Credit Facility will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the proposed Lenders. To assist NationsBank and NMS in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NMS and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMS to complete syndication, (b) assist NationsBank and NMS upon their reasonable request in the preparation of an Offering Memorandum to be used in connection with the syndication of the Senior Credit Facility and (c) otherwise assist NationsBank and NMS in their syndication efforts, including by making available officers and advisors of the Borrower and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Borrower and its subsidiaries during such syndication process unless otherwise agreed to by NationsBank and NMS. Subject to the aforementioned conditions, and each of the terms and conditions set forth in the Term Sheet, NationsBank and NMS will use its best efforts to close the Senior Credit Facility no later than 120 days from the execution of the Initial Public Offering of Correctional Properties Trust.

It is understood and agreed that NationsBank and NMS, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NMS and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that (i) all information, other than the Projections (as defined below), which has been or is hereafter made available to NationsBank and NMS or the Lenders by you or any of your representatives in connection with the

CORRECTIONAL PROPERTIES TRUST
COMMITMENT LETTER
PAGE 3

transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrower that have been or are hereafter made available to NationsBank and NMS or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility so that the representation and warranty in the preceding sentence is correct on such date. In arranging and syndicating the Senior Credit Facility, NationsBank and NMS will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, the Borrower agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses and expenses of due diligence) incurred before or after the date hereof by the Agent or NMS in connection with the Senior Credit Facility and the syndication thereof, regardless of whether or not the Senior Credit Facility are closed. Total legal fees (excluding expense and disbursements) will be limited to a maximum of $60,000, excluding legal fees in connection with obtaining liens on any properties or assignments of leases, or any other issues relating to any specific property, or any changes to the transaction after the closing date of the transaction referred to in the Term Sheet.

In the event that NationsBank or NMS becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Borrower will reimburse NationsBank and NMS for their legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NMS. The Borrower also agrees to indemnify and hold harmless NationsBank, NMS and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank or NMS.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation for the Senior Credit Facility shall be executed and delivered and notwithstanding the termination of this letter or the commitments of NationsBank and NMS hereunder.

Neither this offer nor the undertaking and commitment contained herein may be disclosed to or relied upon by any other person or entity other than your accountants, attorneys and other advisors, without the prior written consent of NationsBank and NMS, except that following your acceptance hereof you may make public disclosure hereof as required by law.

As described herein and in the Term Sheet, NMS will act as Arranger and Documentation Agent for the Senior Credit Facility. NationsBank reserves the right to allocate, in whole or in part, to NMS certain fees payable to NationsBank in such manner as NationsBank and NMS agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NMS) any information relating to the Senior Credit Facility, the Borrower and its subsidiaries and affiliates.

CORRECTIONAL PROPERTIES TRUST
COMMITMENT LETTER
PAGE 4

This letter shall be governed by the laws of the State of Florida without regard to its principles of conflicts of laws. This letter may be modified or amended only in writing. This letter is not assignable by the Borrower without the prior written consent of NationsBank and NMS. This letter supersedes and replaces any and all proposals or commitment letters previously delivered by NationsBank or NMS to the Borrower relating to the Senior Credit Facility.

This offer will expire at 12:00 noon time on April 7, 1998 unless the Borrower executes this letter and returns it to the Agent (together with the Fee Letter and the non-refundable fee described therein) prior to that time (which may be by facsimile transmission), whereupon this letter shall become a binding agreement. Thereafter, this undertaking and commitment will expire at 12:00 noon time on August 15, 1998 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to that time.


Very truly yours,


NATIONSBANK, N.A.,
         Individually and as Agent


By: /s/ Adam Kaplan
   ------------------------------------
Title:  Vice President

NATIONSBANC MONTGOMERY SECURITIES LLC


By: /s/ Jeffrey H. Dunn
   ------------------------------------
Title: Vice President

Accepted and Agreed To:
CORRECTIONAL PROPERTIES TRUST

By: /s/ Patrick T. Hogan
   ------------------------------------
Title: Vice President and Chief Financial Officer

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                    SENIOR SECURED REVOLVING CREDIT FACILITY
                         CPT OPERATING PARTNERSHIP, L.P.
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 30, 1998

--------------------------------------------------------------------------------

PURPOSE: To provide a senior secured revolving credit line (the "Facility") to be used for general corporate purposes including acquisition financing of correctional and detention facilities

BORROWER:                CPT Operating Partnership, L.P. on full recourse basis,
                         including full environmental indemnification.

GUARANTOR:               Correctional Properties Trust, CPT Limited Partner,
                         Inc. and each subsidiary of the Borrower or Guarantor currently existing or that is created in the future.

ADMINISTRATIVE/          NationsBank, N.A. (the "Agent") will act as sole and
DOCUMENTATION AGENT:     exclusive Administrative and Documentation Agent. As
                         such, the Agent will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive
                         Administrative and Documentation Agent.

ARRANGER:                NationsBanc Montgomery Securities LLC  ("NMS").

LENDERS: A syndicate of financial institutions (including the Agents, and collectively the "Lenders") arranged by NMS, which institutions shall be acceptable to the Borrower and the Agent. NationsBank agrees to underwrite 100% of the Facility Amount and will syndicate the Facility prior to closing.

FACILITY AMOUNT:         $100,000,000 ("Facility Amount"). Availability under
                         the Facility will be subject to Pledge Pool availability.

INTEREST RATE:           Principal shall bear interest, at the Borrower's
                         option, at either the Libor plus a margin or Prime Rate plus a margin. In each case the applicable interest spread shall be based on the Borrower's Total
                         Indebtedness to Total Value ratio, as shown below:

                                             less than or equal to 25%
                                             greater than 25% - less than or equal to 35%
                                             greater than 35% - less than or equal to 40%
                                             greater than 40% - less than or equal to 50%

                         Libor Margin         125 bps   150 bps   175 bps    200 bps
                         Prime Rate Margin      0 bps     0 bps     25 bps    50 bps

                         Assuming the Borrower obtains a senior unsecured debt rating from Standard & Poor's or Moodys, pricing would convert to the following grid:

                         RATING                               LIBOR       PRIME
                         ------                               -----       -----
                         greater than or equal to BBB+/Baa1      1.125%       0.00%
                         greater than or equal to BBB/Baa2       1.250%       0.00%
                         greater than or equal to BBB-/Baa3      1.375%      0.125%
                         less than BBB-/Baa3                      2.00%      0.500%


                         The Borrower may select interest periods of one, two, three, or six months. The credit agreement will contain certain customary Libor provisions, including, but not limited to, increased costs, illegality, changed circumstances, funding loss indemnity, and minimum notices of borrowing/conversion. The monthly per annum interest rates (payable in arrears) applicable to the Credit Facility will be determined based upon the quarterly calculation of Total

--------------------------------------------------------------------------------

This Summary of Terms and Conditions is an outline only and does not purport to summarize all the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation.

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                    SENIOR SECURED REVOLVING CREDIT FACILITY
                         CPT OPERATING PARTNERSHIP, L.P.
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 30, 1998

--------------------------------------------------------------------------------



                              Indebtedness to Total Value ratio as defined in the Financial Covenants Section hereinwith. Rates shall be effective as of the Reporting Date (to be determined, but possibly 45 to 60 days following the end of each quarter.)



UNUSED FACILITY               Calculated on the daily un-borrowed amount of the
FEE:                          Facility Amount, calculated and payable quarterly
                              in arrears.


                                          UNUSED PORTION          UNUSED FEE
                                          --------------          ----------

                                  greater than or equal to 50%         37.5 bps
                                  less than than 50%                   25.0 bps

SWING LINE:                   Within the Swing Line Lender's portion of the
                              Facility Amount will be a $5,000,000 sublimit for Swing Line advances, made available on a revolving basis. Swing Line loans shall be made available for same day borrowings in even dollar amounts with no minimum advance amount. In no event shall the Swing Line Lender be required to fund a Swing
                              Line Loan if it would increase the total aggregate outstanding advances to an amount in excess of the lesser of the Facility Amount or the amount available pursuant to the Financial Covenants. All
                              Swing Line advances shall bear interest on a Prime rate basis or adjusted CD rate basis. Interest shall be payable in arrears on the first day of each month. For purposes of calculating the Unused
                              Fee, outstandings under the Swing Line will not be counted as outstandings. Upon request of the Swing
                              Line Lender, within one day (i.e. the next day), each Lender irrevocably agrees to purchase its pro-rata share of any Swing Line advance made by the Swing Line Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of a default.

SWING LINE LENDER:            NationsBank, in its capacity as a Lender.

TERM:                         5 years.

COLLATERAL:                   Cross collateralized and cross-defaulted first
                              liens on all properties and improvements in the Pledge Pool. An assignment of leases associated with the properties included in the Pledge Pool.
                              An assignment of the Guarantor's partnership units in CPT Operating Partnership, L.P.

PLEDGE POOL:                  The Borrower will provide  first liens on a
                              specific group of correctional and detention properties (the "Pledged Property"). Potential
                              Pledged Properties will be subject to customary individual property due diligence and documentation. Each Pledged Property must be (i) located in either the 50 United States or United
                              States territories, (ii) wholly owned by Borrower or Guarantor or its subsidiaries, (iii) unencumbered, (iv) free of structural and title defects and has passed a structural inspection by an architect or engineer engaged by the Agent, (v) free of environmental concerns as evidenced by an acceptable environmental site assessment dated within six months of admittance and addressed to Agent, (vi) fully operating with a minimum occupancy level (to be determined), and (vii) be in full compliance with the terms contained in the facility management agreement between the lessee and the governmental entity contracted, (viii) be in full compliance with the terms

--------------------------------------------------------------------------------

This Summary of Terms and Conditions is an outline only and does not purport to summarize all the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation.

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                    SENIOR SECURED REVOLVING CREDIT FACILITY
                         CPT OPERATING PARTNERSHIP, L.P.
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 30, 1998

--------------------------------------------------------------------------------

                              contained in the lease or sublease (where applicable) between the Borrower and Lessee or subleasee (where applicable), and (ix) otherwise acceptable to the greater of (i) 51% of the Lenders, including the Agents or (ii) the Agents plus one additional Lender. Additionally, there will be certain restrictions on the aggregate composition of entities with whom Wackenhut Corrections Corporation and other permitted operators have entered into contracts with in the Pledged Pool. Admittance criteria for Potential Pledged Properties not leased or sub-leased by Wackenhut Corrections Corporation will be determined upon further due diligence. Lenders (including Agent) retain the unconditional right to accept or reject any Pledged Property for inclusion in the Pledge Pool. A time frame for acceptance or rejection of a facility by Lenders will be established prior to Facility closing.

                              Advances shall be made against the Pledged
                              Properties in the Pledge Pool. Availability for each Pledged Property owned shall be equal to the lesser of the following:

                              (i) 45% times the Lender historical cost
                              (including, without limitation, Borrower's verifiable pre-acquisition due diligence costs, purchase price, closing costs and real estate commissions paid to third parties) of each Pledged Property; or

                              (ii) 45% times the Agent approved appraised value (the lesser of Leased Fee value or Fee Simple value)of each Pledged Property (Agent will not require appraisals to be updated more frequently than annually).

REQUIREMENTS TO ADD           When properties are proposed to be added to the
PROPERTIES TO THE             Pledge Pool, the Borrower shall provide
BORROWING BASE:               information including, but not limited to,
                              proforma compliance certificate which includes an annualized calculation of projected quarterly
                              EBITDA , the Pledge Pool, lease, sub-lease, management contract, title information sufficient to ensure no liens or other encumbrances, historical and proforma operating statements and occupancy reports, site plan, a satisfactory engineering report/structural engineer report, survey, title policy, ESA, appraisal (agent ordered, reviewed and approved by Agent), insurance, and a general description of the property's location, features, etc.

REMOVAL FROM PLEDGE POOL:     Borrower may remove any property from the Pledge
                              Pool, provided such property is being sold by the Borrower (under an arms-length contract) and provided at least one of the following provisions is satisfied: (i) the Borrower provides substitute correctional or detention property acceptable to the Lenders, or (ii) the outstanding principal balance of the Facility is reduced to an amount no greater than the reduced Pledge Pool availability.
                              In addition, in order to remove the property, all covenants must still be met as evidenced by a pro forma compliance certificate.

OPTIONAL PREPAYMENTS:         The Borrower may prepay the Facility, in whole or
                              in part, at any time without fees or penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.


--------------------------------------------------------------------------------

This Summary of Terms and Conditions is an outline only and does not purport to summarize all the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation.

--------------------------------------------------------------------------------

                    SENIOR SECURED REVOLVING CREDIT FACILITY
                         CPT OPERATING PARTNERSHIP, L.P.
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 30, 1998

--------------------------------------------------------------------------------


CONDITIONS PRECEDENT          The closing of the Facility will be subject to
TO CLOSING:                   satisfaction of the conditions precedent deemed
                              appropriate by the Agent and the Lenders for financings of this type generally and for this transaction in particular including, but not limited to, the following:

                              (i) The completion of all due diligence with respect to the Borrower and the Pledged Properties in scope and determination satisfactory to the Agent and Lenders.

                              (ii) The negotiation, execution and delivery of definitive documentation with respect to the Facility satisfactory to the Agent and the Lenders.

                              (iii) Assurance that there shall not have occurred a material adverse change since the date of the most recent pro-forma financial statements, provided in the S-11, in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower, Guarantor or subsidiaries of either one, or in the facts and information regarding such entities as represented to date.

                              (iv) The absence of any action, suit,
                              investigation or proceeding, pending or
                              threatened, in any court or before any arbitrator or governmental authority that purports to affect the Borrower, Guarantor or subsidiaries of either one or any transaction contemplated hereby, or that could have a material adverse effect on the Borrower, Guarantor or subsidiaries of either one or any transaction contemplated hereby or on the ability of the Borrower, Guarantor, or subsidiaries of either one to perform its obligations under the documents to be executed in connection with the Facility.

                              (v) The Borrower, Guarantors and subsidiaries of either one shall be in compliance with all covenants as demonstrated via a pro forma compliance certificate that is acceptable to the Agent and Lenders.

                              (vi) The Borrower successfully issues public equity with net proceeds of at least $100 million.

REPRESENTATIONS AND           Usual and customary for transactions of this type,
WARRANTIES:                   to include without limitation: (i) no violation of
                              law or contracts or organizational documents; (ii) no material litigation; (iii) correctness of specified financial statements and no material adverse change; (iv) no required governmental or third party approvals; (v) unencumbered title to Pledge Pool Properties; and (vi) environmental indemnities on Pledge Pool Properties.

COVENANTS:                    Usual and customary for transactions of this type,
                              to include, without limitation: (i) delivery of financial statements and other reports; (ii) delivery of quarterly compliance certificates;
                              (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance;
                              (vii) maintenance of properties; and (viii) obtaining an opinion of counsel opining on the REIT status, power and authority/enforceability of CPT; and (viii) limitation on liens.



--------------------------------------------------------------------------------

This Summary of Terms and Conditions is an outline only and does not purport to summarize all the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation.

--------------------------------------------------------------------------------

                    SENIOR SECURED REVOLVING CREDIT FACILITY
                         CPT OPERATING PARTNERSHIP, L.P.
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 30, 1998

--------------------------------------------------------------------------------



COVENANTS ON CORRECTIONAL     Usual and customary for structures of this type,
PROPERTIES TRUST:             to include, without limitation: (i) Correctional
                              Properties Trust shall remain the sole general partner of the Borrower; (ii) At inception, Correctional Properties Trust shall maintain a 99% limited partner interest in the Borrower.
                              Subsequently, any dilution in Correctional
                              Properties Trust's interest in the Borrower shall be solely related to the issuance of operating partnership units associated with the acquisition of third party prison facilities. At all times, Correctional Properties Trust must remain the sole general partner of the Borrower and hold a 75% interest in the Borrower; (iii) CPT Limited
                              Partner Inc. shall be wholly owned by Correctional
                              Properties Trust; (iv) CPT Limited Partner, Inc.
                              shall maintain a 1% limited partner interest in the Borrower; (iv) the Borrower shall represent
                              100% of the combined book value of Correctional
                              Properties Trust and CPT Limited Partner Inc.; and
                              (v) the revenues of the Borrower for any fiscal year shall represent 100% of the total revenues of Correctional Properties Trust and CPT Limited
                              Partner Inc. for such year.

FINANCIAL COVENANTS:          All covenants and conditions outlined for the
                              Pledge Pool must be met at all times, but will be only reported on a regular quarterly basis and when properties are added or removed from the Pledge Pool. All covenants shall be measured on a consolidated basis for the Borrower, Guarantor and all subsidiaries. For covenant calculation purposes, "Adjusted EBITDA" is defined as EBITDA less actual cash outlays by CPT for capital expenditures. Adjusted EBITDA will be comprised of actual rolling four quarter historical EBITDA plus proforma annualized EBITDA for those Properties not operational for the entire period.

MINIMUM INTEREST              At no time shall the ratio of Adjusted EBITDA to
COVERAGE:                     Interest Expense (accrued, paid, capitalized or
                              preferred stock dividends) on all debt, including the Borrower, Guarantors and their subsidiaries, to fall below 3.00:1.00.

TOTAL INDEBTEDNESS            At no time shall Total Indebtedness exceed the
LIMITATION:                   lesser of
                              (i)  4.0x the aggregate Adjusted EBITDA;
                              (ii) or 50% of the Cost in all correctional and
                                   detention facilities. "Total Indebtedness" shall include all recourse, non-recourse, secured or unsecured obligations of the Borrower, Guarantor and their subsidiaries, amounts payable under any interest rate protection products, takeout commitments or purchase contracts; the face amount of any letters of credit; the amount of any contingent or guaranty obligations, and other amounts considered debt by rating agencies.

TOTAL INDEBTEDNESS TO         At no time shall Total Indebtedness exceed the
CAPITALIZATION LIMITATION:    lesser of (i) 50% of the sum of Total Liabilities
                              (as determined in accordance with GAAP) and the Market Equity Capitalization, or (ii) 50% of the sum of Total Liabilities and Shareholder's Equity
                              (both as determined in accordance with GAAP).
                              Market Equity Capitalization means the sum of the following: (i) the market value of issued and outstanding common stock of Correctional
                              Properties Trust based on the average closing price over the last twenty trading days, (ii) the market value of

--------------------------------------------------------------------------------

This Summary of Terms and Conditions is an outline only and does not purport to summarize all the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation.



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                    SENIOR SECURED REVOLVING CREDIT FACILITY
                         CPT OPERATING PARTNERSHIP, L.P.
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 30, 1998

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                              issued and outstanding preferred stock of
                              Correctional Properties Trust based on the average closing price over the last twenty days, and (iii) the value of the limited partnership units of the Borrower if each such unit were converted to a share of common stock of Correctional Properties Trust.

TOTAL INDEBTEDNESS TO         At no time shall Total Indebtedness exceed 50% of
TOTAL VALUE:                  Total Value. Total Value shall be equal to the
                              sum of the lesser of (a) the Historical Cost of the property or (b) the Appraised Value of the property.

SECURED INDEBTEDNESS TO       At no time shall Secured Indebtedness exceed 45%
TOTAL VALUE:                  of Total Value.

LIMIT ON ADDITIONAL           1) At no time may Borrower, Guarantor and any
INDEBTEDNESS:                    subsidiary incur additional secured
                                 indebtedness which is recourse, subject to a de minimis basket; and

                              2) At no time may Borrower, Guarantor and any
                                 subsidiary in the aggregate incur secured, but non-recourse, indebtedness which exceeds 20% of Total Value.

MINIMUM NET WORTH:            Guarantor shall at all times maintain a minimum
                              net worth equal to 90% of its GAAP net worth projected subsequent to its initial public offering on or about April 30, 1998 plus 85% of the net cash proceeds of any new equity (common or preferred) offering.

OTHER COVENANTS:              During any fiscal period, and provided no default,
                              event of default or potential default has occurred, Guarantor may declare and pay dividends on common or preferred stock and similar distributions in an amount not to exceed 100% of Funds Available for Distribution or 95% of its Funds from Operations (FFO), as defined by NAREIT, attributable to such period, unless a larger distribution is required in order for the Guarantor to maintain its REIT status. Not withstanding the above, the Guarantor will not permit dividends in excess of the lesser of (i)
                              95% of FFO in any calendar year; or (ii) 100% of Funds Available for distribution in any calendar year.

                              Borrower, Guarantor and subsidiaries shall be limited to making Non-conforming Investments not to exceed 5% of its total assets. Non-conforming Investments include undeveloped land, non-income producing properties, properties other than correctional and detention facilities or other investments not considered the Borrower's/Guarantor's primary course of business.

                              This facility will be cross defaulted to any indebtedness of the Borrower, Guarantor and subsidiaries, subject to a de minimis basket.

                              Borrower, Guarantor or any subsidiaries of either one have not and shall not grant any other entity a negative pledge on any assets.

EVENTS OF DEFAULT:            Customary events of default in credit agreements
                              for transactions of this nature, including, but not limited to:(i) non-payment of principal, interest and fees; (ii) breach of representations, warranties and covenants; (iii) insolvency and bankruptcy;


--------------------------------------------------------------------------------

This Summary of Terms and Conditions is an outline only and does not purport to summarize all the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation.




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                    SENIOR SECURED REVOLVING CREDIT FACILITY
                         CPT OPERATING PARTNERSHIP, L.P.
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 30, 1998

--------------------------------------------------------------------------------

                              (iv) condemnation or seizure of properties; (v) judgments and attachments; (vi) ERISA; (vii) environmental matters, and (viii) any default on any other indebtedness of Borrower, Guarantor or subsidiaries.

ASSIGNMENTS/PARTICIPATIONS:   Each Lender will be permitted to make assignments
                              (in minimum amounts of $10,000,000) to other permitted financial institutions as approved by the Agent and Borrower with approval not reasonably withheld. Lenders will also be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. A fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring (including but not limited to, an assignment by a Lender to another Lender.

DISSEMINATION OF              Each Lender shall be authorized to disseminate
INFORMATION:                  any information it obtains pertaining to the
                              Facility, including, without limitation, any credit or other information on the Borrower, Guarantor or any subsidiary of either one, any of their principals and any guarantor of the Facility, to any assignee or participant or prospective assignee or prospective participant, any Lender's affiliates (including NMS), any regulatory body having jurisdiction over any Lender and to any other parties as necessary or appropriate in any Lender's reasonable judgment with the approval of the Borrower with such approval not unreasonably withheld.

INDEMNIFICATION:              The Borrower, Guarantor and subsidiaries shall
                              indemnify the Lenders from and against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including, but not limited to, environmental indemnification, reasonable attorneys' fees and settlement costs.
                              This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders' commitment for the Facility, notwithstanding any failure of the Facility to close.

REPORTING REQUIREMENTS:       Borrower shall furnish to the Agent quarterly
                              compliance certificates, quarterly unaudited and annual audited financial statements, quarterly operating statements and other information as the Agent may reasonably require, including specific cash flow information, asset business plans, tax returns, projections and capital expenditure information (actual expenditures and budgets).
                              Quarterly unaudited and annual audited financial statements of Wackenhut Corrections Corporation and any other information as the Agent may reasonably require. Agent agrees to maintain these files as confidential.

GOVERNING LAW:                State of Florida.

WAIVERS AND AMENDMENTS:       Except as otherwise noted herein, amendments and
                              waiver of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders (including the Agent) holding loans and commitments representing the greater of (i) more than 51% of the aggregate amount of loans and commitments under the Credit
                              Facility or (ii) the Agents plus one additional
                              Lender, except that the consent of all the Lenders affected shall be required with respect to (a) increases in Facility


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This Summary of Terms and Conditions is an outline only and does not purport to summarize all the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation.



                                       7
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                    SENIOR SECURED REVOLVING CREDIT FACILITY
                         CPT OPERATING PARTNERSHIP, L.P.
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 30, 1998

--------------------------------------------------------------------------------

                              Amount, (b) reductions of interest or fees, (c) extensions of scheduled times for payment, (d) release of a material obligor, and (e) extensions of maturity and (f) release of all or substantially all collateral..

EXPENSES:                     Borrower will pay all reasonable costs and
                              expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Credit Facility, including without limitation, travel expenses and the legal fees of the Agent's and Lender's counsels regardless of whether or not the Credit Facility is closed.

CONFIDENTIALITY:              This Summary of Terms and Conditions is delivered
                              to you with the understanding that neither this term sheet nor any of its terms and substance shall be disclosed, directly or indirectly, to any other person except (i) to your employees, agents and advisors who are directly involved in the consideration of this matter, (ii) as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law or the Securities and Exchange Commission, or (iii) unless approved by NationsBank.



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This Summary of Terms and Conditions is an outline only and does not purport to summarize all the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation.


                                       8